                                                                 Exhibit  D-3.1
                               STATE OF ILLINOIS

                         ILLINOIS COMMERCE COMMISSION



--------------------------------------------------------------------------------

IN RE:                                 :
                                       :
CENTRAL ILLINOIS PUBLIC                :  Docket No. 95-0551
 SERVICE COMPANY                       :                ----
CIPSCO INCORPORATED                    :
UNION ELECTRIC COMPANY                 :
                                       :
JOINT APPLICATION FOR APPROVAL         :
OF MERGER AND REORGANIZATION           :


--------------------------------------------------------------------------------


                               JOINT APPLICATION
                                      FOR
                     APPROVAL OF MERGER AND REORGANIZATION
                     -------------------------------------


Joseph H. Raybuck                      David J. Rosso
Steven R. Sullivan                     Christopher W. Flynn
Union Electric Company                 Thomas D. Brooks
1901 Chouteau Blvd.                    Jones, Day, Reavis & Pogue
P.O. Box 149                           77 West Wacker
St. Louis, Missouri 63166              Suite 3500
(314) 554-2976 (voice)                 Chicago, Illinois 60601-1692
(314) 554-2514 (voice)                 (312) 782-3939 (voice)
(314) 554-4014 (fax)                   (312) 782-8585 (fax)



Attorneys for Union                    Attorneys for Central
Electric Company                       Illinois Public Service
                                       Company and CIPSCO
                                       Incorporated


November 6, 1995

                               TABLE OF CONTENTS
                               -----------------

                                                                                                PAGE
                                                                                               -----

  I.  EXECUTIVE SUMMARY.........................................................................  2
      A.  Organization of this Application......................................................  2
      B.  Summary of the Transactions Constituting the
          Merger and Reorganization.............................................................  2
      C.  Benefits of the Merger................................................................  4
      D.  Statutory Requirements................................................................  5

 II.  DESCRIPTION OF THE PARTIES................................................................  6
      A.  UE....................................................................................  6
      B.  CIPS..................................................................................  6
      C.  CIPSCO................................................................................  7

III.  THE MERGER SATISFIES THE REQUIREMENTS OF SECTIONS
      7-102 AND 7-204...........................................................................  7
      A.  Introduction: An overview of the regulatory
          standards of Sections 7-102 and 7-204.................................................  7
          1.  Section 7-102.....................................................................  7
          2.  Section 7-204.....................................................................  8
      B.  The Proposed Merger Is Reasonable, Will
          Convenience the Public, and Will Not Impair the
          Provision of Public Utility Service in
          Conformance with the Act.............................................................. 10

 IV.  REQUIREMENTS UNDER SECTION 7-204A FOR APPLICATION FOR
      APPROVAL OF REORGANIZATION................................................................ 11
      A.  Names and corporate relationships of all
          companies which are affiliated interests of the
          public utility on the date the public utility
          applies for reorganization and the name of any
          parent or subsidiary corporation of the public
          utility.  (Section 7-204A(a)(1))...................................................... 11
      B.  A description of how the public utility plans to
          reorganize.  (Section 7-204A(a)(2))................................................... 12
      C.  Copies of the organization documents associated
          with the reorganization, including articles of
          incorporation or amendments to the articles of
          incorporation of all companies including the
          public utility and any affiliated interest
          (Section 7-204A(a)(2)(i))............................................................. 12
      D.  Copies of any filings, including securities
          filings, related to the reorganization made with
          any agency of the state of Illinois or the
          federal government.  (Section 7-204A(a)(2)(ii))....................................... 12
      E.  The costs and fees attributable to the
          reorganization.  (Section 7-204A(a)(3)................................................ 14
      F.  The method by which management, personnel,
          property, income, losses, costs and expenses
          will be allocated between the public utility and

          any affiliated interest.  (Section 7-204A(a)(4))................... 14
      G.  A copy of any proposed agreement between the
          public utility and any person with which it will
          be an affiliated interest at the time of the
          application for reorganization.  (Section
          7-204A(a)(5))...................................................... 14
      H.  An identification of all public utility assets or information in existence, such as customer lists, which the applicant plans to transfer to or permit an affiliated interest to use, which identification shall include a description of the proposed terms and conditions under which the assets or information will be transferred or used. (Section 7-204A(a)(6)).................................... 14
      I.  A copy of a forecast showing the capital
          requirements of the public utility at the time
          of the proposed reorganization.  (Section
          7-204A(a)(7))...................................................... 14
      J.  No public utility may permit the use of any
          public utility employee's services by any
          affiliated interest except by contract or
          arrangement.  No public utility may sell, lease,
          transfer to or exchange with any affiliated
          interest any property except by contract or
          arrangement.  (Section 7-204A(b)).................................. 14

  V.  AMEREN'S RELATIONSHIPS WITH ITS AFFILIATED INTERESTS
      WILL BE CONSISTENT WITH THE PROVISIONS OF THE ACT...................... 15
      A.  Overview of corporate structure.................................... 15
      B.  Transactions involving affiliated interests
          necessary to effect the merger and
          reorganization which require Commission approval
          pursuant to Sections 7-101, and 7-204A(b).......................... 15
      C.  Transactions Between CIPS and Other Ameren
          Affiliates......................................................... 16
          1.  Provision of Services.......................................... 16
          2.  System Support Agreement....................................... 17
          3.  Joint Dispatch Agreement....................................... 18


 VI.  REQUEST FOR APPROVAL OF CAPITALIZATION PURSUANT TO
      SECTION 6-103.......................................................... 18

VII.  CERTIFICATES OF PUBLIC CONVENIENCE AND NECESSITY AND
      FRANCHISES............................................................. 18
      A.  Request, pursuant to Section 8-508, to authorize
          UE to discontinue providing retail electric and
          gas service in the State of Illinois............................... 18
      B.  Request of the Applicants for Transfer of
          Certificates of Public Convenience and Necessity
          Issued Pursuant to Section 8-406................................... 19
      C.  Request for Approval of Transfer of Franchises..................... 20
      D.  Finding Regarding UE's Status Under the Act........................ 20



VIII. CIPS WILL FILE TARIFFS IN ACCORDANCE WITH SECTION
      9-102.................................................................. 21

  IX. REGULATORY TREATMENT OF MERGER-RELATED COSTS AND
      SAVINGS................................................................ 22

   X. DISPOSITION OF NUCLEAR DECOMMISSIONING TRUST........................... 22

  XI. CONCLUSION............................................................. 23


                               STATE OF ILLINOIS

                          ILLINOIS COMMERCE COMMISSION



IN RE:                                    :
                                          :
UNION ELECTRIC COMPANY                    :
CENTRAL ILLINOIS PUBLIC                   :     Docket No. 95-0551
 SERVICE COMPANY                          :                   ----
CIPSCO INCORPORATED                       :
                                          :
JOINT APPLICATION FOR APPROVAL            :
OF MERGER AND REORGANIZATION              :




                               JOINT APPLICATION
                                      FOR
                     APPROVAL OF MERGER AND REORGANIZATION
                     -------------------------------------


     Union Electric Company ("UE"), a Missouri corporation, and Central Illinois Public Service Company ("CIPS"), an Illinois corporation, are public utilities subject to the Illinois Public Utilities Act, 220 ILCS 101, et seq. (the "Act"). Both UE and CIPS provide electric and gas utility service to the public in Illinois. UE also provides electric and gas utility service in the State of Missouri. CIPSCO Incorporated ("CIPSCO"), an Illinois corporation, is the holding company parent of CIPS. UE, CIPS and CIPSCO (collectively "Applicants") submit this Joint Application pursuant to Sections 7-102, 7-204 and 7-204A of the Act, 220 ILCS 5/7-102, 5/7-204, 5/7-204A, seeking the Commission's approval of their merger and reorganization (the "Merger"), and seek further relief pursuant to Sections 6-103, 7-101, 7-203, 8-406, 8-508, 8-508.1 and 9-201 of the
Act. In support of their Joint Application, Applicants state:

I.   EXECUTIVE SUMMARY

     A.  ORGANIZATION OF THIS APPLICATION

     This Application includes Attachment A and the supporting pre-filed direct Testimony and Exhibits of Clifford L. Greenwalt, William A. Koertner, Gary L. Rainwater, Craig D. Nelson, Gilbert W. Moorman, Jerre E. Birdsong, Lynda E. Marlett, Robert J. Mill, Steven Pettit, Thomas J. Flaherty, Douglas W. Kimmelman and John C. Guibert. Attachment A is a Cross Index that identifies the specific information required by the Act and the page references in the Application, Testimony or Exhibits that satisfy the requirement.

     B.   SUMMARY OF THE TRANSACTIONS CONSTITUTING THE MERGER AND REORGANIZATION

     On August 11, 1995, CIPSCO and UE entered into an Agreement and Plan of Merger (the "Merger Agreement"). A copy of the Merger Agreement accompanies the Testimony of William A. Koertner as Exhibit WAK-2.

     The Merger is a strategic alliance between the Applicants, under a common holding company, Ameren Corporation ("Ameren"), a Missouri corporation. To achieve this alliance, UE will merge with Arch Merger, Inc., a Missouri corporation which is a wholly-owned subsidiary of Ameren. Ameren will merge with CIPSCO, so that Ameren will be the parent of UE, CIPS and CIPSCO's other direct subsidiary, CIPSCO Investment Corporation ("CIC"). A diagram of the transactions constituting the Merger accompanies this Joint Application as Appendix B. The resulting corporate structure is shown on Appendix C. Ameren will operate as a registered holding company under the Public Utilities Holding Company Act of 1935 ("PUHCA").

     Under the terms of the Merger, the Illinois operations and facilities (other than UE's electric generating and transmission assets located in Illinois) of both UE and CIPS will be owned and operated by CIPS, and the Missouri operations and facilities of UE, in addition to UE's electric generating and transmission plant located in Illinois, will be owned and operated by UE. CIPS will, of course, remain fully subject to the Commission's jurisdiction. UE, which will no longer provide retail utility service in Illinois, will no longer be a public utility under the Act.

     UE and CIPS will operate their combined electric transmission systems as a single unit, and will jointly and centrally dispatch their combined electric generation. UE and CIPS will also jointly dispatch their gas facilities, to the extent consistent with the configurations of their systems.

     CIPS will enter into an agreement with UE pursuant to which UE will provide CIPS with the generation capacity and transmission plant with which to serve UE's former Illinois service territory (the "System Support Agreement"). The System Support Agreement is intended to maintain existing UE plant allocations between Missouri and Illinois and avoid any unintended cost shifting between jurisdictions as a result of the Merger.

     UE and CIPS also contemplate the integration of many corporate functions in order to realize efficiencies and economies. CIPS, UE and their affiliates will enter into arrangements for the provision of services among affiliates, consistent with the requirements of PUHCA. Such arrangements will be subject to the jurisdiction of, and will be filed with, the Securities and Exchange Commission ("SEC"). A proposed form of contract providing for such arrangements accompanies the testimony of Mr. Mill.

     C.   BENEFITS OF THE MERGER

     Applicants estimate that the proposed Merger will produce cost savings of approximately $590 million, in the first 10 years after the Merger is consummated. Applicants will incur costs to achieve these savings of approximately $19 million, plus transaction costs associated with the Merger itself of approximately $22 million. In addition, to bring about the Merger, it was necessary to incur a merger premium of approximately $232 million.

     The cost savings and efficiencies that will be realized as a result of the Merger will decrease CIPS' and UE's cost of rendering utility services from the levels each would incur absent the Merger, thus providing a benefit to customers, shareholders and the local economies that Applicants serve. Savings associated with electric joint dispatch and lower gas transportation and provision costs will be realized by Illinois ratepayers through operation of the FAC and PGA. CIPS intends to file an electric base rate case for its existing service territory no later than 12 months after the closing of the Merger transaction and perhaps as early as mid-1996. In that case, CIPS will propose specific treatment of the cost savings resulting from, and the costs associated with, the Merger. CIPS is also considering filing a base rate case for its existing gas service territory; however, since virtually all of the Merger-related savings associated with gas service will be flowed through the PGA, such a filing is not necessary to flow savings to existing gas customers.

     CIPS will file tariffs applicable to the former UE Illinois service territory that will reflect rates essentially equivalent to those charged by UE at the time of consummation of the Merger. Those tariffs will include an FAC and PGA, through which ratepayers will see cost savings associated with electric joint dispatch and lower gas transportation and provision costs.

     D. STATUTORY REQUIREMENTS

     The Merger requires the Commission's approval under several sections of the Act, principally 7-102 and 7-204. As discussed, the Illinois customers of both UE and CIPS will benefit from the proposed reorganization. Consequently, as required by Section 7-102, Applicants have demonstrated that the Merger is reasonable and will serve the public convenience. Further, as demonstrated in this Application and by the accompanying Testimony and Exhibits, the proposed Merger satisfies the five criteria set forth in Section 7-204 for findings of fact to enable the Commission to conclude that the reorganization will not adversely affect CIPS's ability to perform its duties under the Act, with respect to both its current operations and as successor to UE's Illinois operations.

     In preparing this Application, Applicants have complied with Section 7-204A, which sets forth the minimum filing requirements for an application for approval of a reorganization. In addition to requesting the Commission's approval of the proposed Merger pursuant to Sections 7-102 and 7-204, this Application seeks the approval, authorization, consent or waiver of the Commission, as the case may be, for other matters incident to the proposed Merger. These matters include such matters as transfers of assets, transfers of certificates of public convenience and necessity, disposition of UE's nuclear decommissioning trust, contracts, cost recovery and filing of tariffs.

II.  DESCRIPTION OF THE PARTIES

     A.   UE

     UE is a Missouri corporation which provides retail electric service to approximately 1,060,000 customers in the State of Missouri, and 64,000 customers in the State of Illinois; UE also provides retail natural gas service to approximately 100,000 customers in Missouri and 18,000 customers in Illinois.
UE is the sole owner of Union Electric Development Corporation, and is a 40 per cent owner of Electric Energy, Incorporated ("EEInc."). A description of UE, its operations and affiliates is contained in the testimony of Gary L. Rainwater at pages 2-3.

     B.   CIPS

     CIPS is an Illinois corporation which provides electric retail service to 317,000 customers in Illinois, and provides retail natural gas service to 166,000 customers, all in Illinois. CIPS is a wholly-owned subsidiary of CIPSCO. CIPS is a 20 per-cent owner of EEInc. A description of CIPS and its operations is contained in the testimony of Clifford L. Greenwalt at pages 2-3.

     C.   CIPSCO

     CIPSCO is an Illinois corporation which is the holding company parent of CIPS and CIC. A description of CIPSCO is set forth in the testimony of Mr. Greenwalt at pages 2-3; a description of the operations of CIC and its subsidiaries is contained in Mr. Koertner's testimony at pages 16-17.

III. THE MERGER SATISFIES THE REQUIREMENTS OF SECTIONS 7-102 AND 7-204

     A. INTRODUCTION: AN OVERVIEW OF THE REGULATORY STANDARDS OF SECTIONS 7-102 AND 7-204

          1.  SECTION 7-102

     Section 7-102 requires the Commission's approval for a number of transactions by and between public utilities. In particular, Section 7-102 provides that:
                                    *  *  *
          (b) No public utility may purchase, lease, or in any other manner acquire control, direct or indirect, over the franchises, licenses, permits, plants, equipment, business or other property of any other public utility;

          (c) No public utility may assign, transfer, lease, mortgage, sell (by option or otherwise), or otherwise dispose of or encumber the whole or any part of its franchises, licenses, permits, plant, equipment, business, or other property, but the consent and approval of the Commission shall not be required for the sale, lease, assignment or transfer (1) by any public utility of any tangible personal property which is not necessary or useful in the performance of its duties to the public, or (2) by any railroad of any real or tangible personal property;

          (d) No public utility may by any means, direct or indirect, merge or consolidate its franchises, licenses, permits, plants, equipment, business or other property with that of any other public utility;

                                    *  *  *

     220 ILCS 5/7-102(b), (c), (d).

     Under Section 7-102, the Commission must find that the proposed Merger is reasonable "and that the public will be convenienced thereby." The Commission may make such a finding without a hearing. In Iowa-Illinois Gas and Electric Co., Docket 94-0439 ("MidAmerican"), the Commission identified the factors it will consider in assessing whether the public convenience would be served:

          "[P]ublic convenience" must be read in the context of the specific purposes of the Act, namely to provide the public with efficient utility service at a reasonable cost. Our supreme court has stated that the public convenience factor, when read in the context of the Act, includes such factors as costs to customers, simplification of utility service, operating costs, facilities planning and proximity of service territories (Illinois Power Co. v. Illinois Commerce Commission (1986), 111 Ill.2d 505, 96 Ill. Dec. 50, 490 N.E.2d 1255)

          2.  SECTION 7-204

     Section 7-204 of the Act requires the Commission's approval of any reorganization. The term "reorganization" is defined as "any transaction which, regardless of the means by which it is accomplished, results in a change in the ownership of a majority of the voting capital stock of an Illinois public utility; or the ownership or control of any entity which owns or controls a majority of the voting capital stock of a public utility." 220 ILCS 5/7-204.
Section 7-204 further provides that the "Commission shall not approve any proposed reorganization if the Commission finds, after notice and hearing, that the reorganization will adversely effect the utility's ability to perform its duties under this Act." Id. Thus, the Commission should approve the Merger if there is no adverse effect on the utility's ability to perform its duties under the Act. Furthermore, to protect the interests of the public utility and its customers, the Commission, in approving the proposed reorganization, may impose such terms, conditions or requirements as are necessary.

     Under Section 7-204, the Commission must find that:

          1. the proposed reorganization will not diminish the utility's ability to provide adequate, reliable, efficient, safe and least-cost public utility service;

          2. the proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utility or its customers;

          3. costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes;

          4. the proposed reorganization will not significantly impair the utility's ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure; and

          5. the utility will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities.

     B. THE PROPOSED MERGER IS REASONABLE, WILL CONVENIENCE THE PUBLIC, AND WILL NOT IMPAIR THE PROVISION OF PUBLIC UTILITY SERVICE IN CONFORMANCE WITH THE ACT

     As discussed in the testimony of Mr. Koertner and Mr. Flaherty, the Merger discussed herein is expected to produce savings of approximately $590 million over the next 10 years, with no diminution in the quality of service to customers.

     That the Merger is reasonable is also demonstrated by the accompanying evidence, which provides ample support for the findings which the Commission must make under Section 7-204:

          1. The proposed reorganization will not diminish the utility's ability to provide adequate, reliable, efficient, safe and least-cost public service. (Section 7-204(a))
               Refer to the Testimony of William A. Koertner at pages 14-15, Gilbert W. Moorman at pages 6-7 and Steven Pettit at page 15.
          2. The proposed reorganization will not result in the unjustified subsidization of non-utility activities by the utility or its customers. (Section 7-204(b))
               Refer to the Testimony of William A. Koertner at pages 15-16, Lynda E. Marlett at pages 8-9, and Robert J. Mill at pages 15-16, and to Exhibit RJM-3.
          3. Costs and facilities are fairly and reasonably allocated between utility and non-utility activities in such a manner that the Commission may identify those costs and facilities which are properly included by the utility for ratemaking purposes. (Section 7-204(c))

               Refer to the Testimony of William A. Koertner at pages
               15-16, Lynda E. Marlett at pages 8-9 and Robert J. Mill at pages 15-16.

          4. The proposed reorganization will not significantly impair the utility's ability to raise necessary capital on reasonable terms or to maintain a reasonable capital structure. (Section 7-204(d))

               Refer to the Testimony of William A. Koertner at pages 11-12 and Craig D. Nelson at pages 7-9.

          5. The utility will remain subject to all applicable laws, regulations, rules, decisions and policies governing the regulation of Illinois public utilities. (Section 7-204(e))

               Refer to the Testimony of William A. Koertner at pages 15-16 and Robert J. Mill at pages 16-17.

IV. REQUIREMENTS UNDER SECTION 7-204A FOR APPLICATION FOR APPROVAL OF REORGANIZATION

     As discussed above, Section 7-204A identifies the information that must be provided in connection with a filing pursuant to Section 7-204.

     A. NAMES AND CORPORATE RELATIONSHIPS OF ALL COMPANIES WHICH ARE AFFILIATED INTERESTS OF THE PUBLIC UTILITY ON THE DATE THE PUBLIC UTILITY APPLIES FOR REORGANIZATION AND THE NAME OF ANY PARENT OR SUBSIDIARY CORPORATION OF THE PUBLIC UTILITY. (SECTION 7-204A(A)(1)).

               Refer to the Testimony of Clifford L. Greenwalt at pages 2-3 and to Exhibit WAK-5.

     B. A DESCRIPTION OF HOW THE PUBLIC UTILITY PLANS TO REORGANIZE. (SECTION 7-204A(A)(2))

               Refer to the Testimony of Clifford L. Greenwalt at pages 4-5 and to Exhibits CLG-2, CLG-3 and WAK-2.

     C. COPIES OF THE ORGANIZATION DOCUMENTS ASSOCIATED WITH THE REORGANIZATION, INCLUDING ARTICLES OF INCORPORATION OR AMENDMENTS TO THE ARTICLES OF INCORPORATION OF ALL COMPANIES INCLUDING THE PUBLIC UTILITY AND ANY AFFILIATED INTEREST. (SECTION 7-204A(A)(2)(I))

               Refer to Exhibits WAK-2, CDN-7 and CDN-8.

     D. COPIES OF ANY FILINGS, INCLUDING SECURITIES FILINGS, RELATED TO THE REORGANIZATION MADE WITH ANY AGENCY OF THE STATE OF ILLINOIS OR THE FEDERAL GOVERNMENT. (SECTION 7-204A(A)(2)(II))

          Applicants will file with the Commission a copy of each future filing with any agency of the State of Illinois, the State of Missouri or the federal government which they may make in regard to the Merger. Applicants anticipate making the following filings: (i) a Joint Application by UE and CIPS for Authorization and Approval of Merger filed with the Federal Energy Regulatory Commission ("FERC") pursuant to Section 203 of the Federal Power Act ("FPA"); (ii) a Network Integration Service Tariff and a Point-to-Point Transmission Service Tariff filed by UE and CIPS with FERC pursuant to
     Section 205 of the FPA; (iii) a System Support Agreement between UE and CIPS filed with FERC pursuant to Section 205 of the FPA; (iv) a Joint Dispatch Agreement between UE and CIPS filed with FERC pursuant to Section 205 of the FPA; (v) a Notification and Report Form for Certain Mergers and Acquisitions filed with the United States Department of Justice and the Federal Trade Commission pursuant to the

     Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (vi) filings with the SEC for (a) registration of the exchange of Ameren common stock for the common stock of CIPSCO and Union Electric pursuant to an S-4 Registration Statement, under the Securities Act of 1933, and (b) approval of acquisition of securities and utility assets and other interests and other matters under Sections 6, 7, 9, 10, and 11 of PUHCA, approval of arrangements for provision of services among affiliates, and registration of Ameren as a holding company under Section 5 of PUHCA; (vii) an Application by UE with the Nuclear Regulatory Commission ("NRC") requesting authorization for transfer, directly or indirectly, through transfer of control, of the operating license, and all rights thereunder, for the Callaway Nuclear Plant; and (viii) an Application by UE for Approval of Merger pursuant to the Public Utilities Act of Missouri with the Missouri Public Service Commission to grant approval of, inter alia, the merger of UE with Arch Merger, Inc. The transmission tariffs and the Joint Dispatch Agreement to be filed with FERC are discussed in Gilbert W. Moorman's Testimony; the System Support Agreement and the arrangements for provision of services among affiliates are discussed in Robert J. Mill's testimony. Copies of these filings will be provided to the Commission concurrently with making the filing or immediately thereafter.

     E. THE COSTS AND FEES ATTRIBUTABLE TO THE REORGANIZATION. (SECTION 7-204A(a)(3)

               Refer to the Testimony of William A. Koertner at pages 9-10 and to Exhibit GLR-5.

     F. THE METHOD BY WHICH MANAGEMENT, PERSONNEL, PROPERTY, INCOME, LOSSES, COSTS AND EXPENSES WILL BE ALLOCATED BETWEEN THE PUBLIC UTILITY AND ANY AFFILIATED INTEREST. (SECTION 7-204A(a)(4))

               Refer to the Testimony of Robert J. Mill at pages 15-16 and Lynda
               E. Marlett at pages 6-9.

     G. A COPY OF ANY PROPOSED AGREEMENT BETWEEN THE PUBLIC UTILITY AND ANY PERSON WITH WHICH IT WILL BE AN AFFILIATED INTEREST AT THE TIME OF THE APPLICATION FOR REORGANIZATION. (SECTION 7-204A(a)(5))

               Refer to the Testimony of Robert J. Mill at pages 15-16 and Gilbert W. Moorman at pages 14-15 and to Exhibits RJM-3 and GWM-6.

     H. AN IDENTIFICATION OF ALL PUBLIC UTILITY ASSETS OR INFORMATION IN EXISTENCE, SUCH AS CUSTOMER LISTS, WHICH THE APPLICANT PLANS TO TRANSFER TO OR PERMIT AN AFFILIATED INTEREST TO USE, WHICH IDENTIFICATION SHALL INCLUDE A DESCRIPTION OF THE PROPOSED TERMS AND CONDITIONS UNDER WHICH THE ASSETS OR INFORMATION WILL BE TRANSFERRED OR USED. (SECTION 7-204A(a)(6))

               None, except those identified on Exhibit GLR-3.

     I. A COPY OF A FORECAST SHOWING THE CAPITAL REQUIREMENTS OF THE PUBLIC UTILITY AT THE TIME OF THE PROPOSED REORGANIZATION. (SECTION 7-204A(a)(7))

               Refer to the Testimony of Craig D. Nelson at pages 10-11 and to Exhibit CDN-6.

     J. NO PUBLIC UTILITY MAY PERMIT THE USE OF ANY PUBLIC UTILITY EMPLOYEE'S SERVICES BY ANY AFFILIATED INTEREST EXCEPT BY CONTRACT OR ARRANGEMENT. NO PUBLIC UTILITY MAY SELL, LEASE, TRANSFER TO OR EXCHANGE WITH ANY AFFILIATED INTEREST ANY PROPERTY EXCEPT BY CONTRACT OR ARRANGEMENT. (SECTION 7-204A(b))

               Refer to the Testimony of Lynda E. Marlett at pages 8-9 and Robert J. Mill at pages 15-16 and to Exhibit RJM-3.

V. AMEREN'S RELATIONSHIPS WITH ITS AFFILIATED INTERESTS WILL BE CONSISTENT WITH THE PROVISIONS OF THE ACT

     A.   OVERVIEW OF CORPORATE STRUCTURE

     Ameren will operate as a registered holding company under PUHCA, and will be the parent of UE, CIPS and CIC. CIC will continue to be the parent of CIPSCO's other non-utility subsidiaries, and UE and CIPS will continue to hold their respective interests in EEInc. UE will also continue to be the parent of UED. As noted above, a chart showing the corporate structure after the Merger accompanies this Application as Appendix C.

     B. TRANSACTIONS INVOLVING AFFILIATED INTERESTS NECESSARY TO EFFECT THE MERGER AND REORGANIZATION WHICH REQUIRE COMMISSION APPROVAL PURSUANT TO SECTIONS 7-101, AND 7-204A(b)

          Section 7-101(3), in relevant part, states:

          No management, construction, engineering, supply, financial or similar contract and no contract or arrangement for the purchase, sale, lease or exchange of any property or for the furnishing of any service, property or thing, hereafter made with any affiliated interest, ... shall be effective unless it has first been filed with and consented to by the Commission.

          Section 7-204A(b) states:

          No public utility may permit the use of any public utility employee's services by any affiliated interest except by contract or arrangement. No public utility may sell, lease, transfer to or exchange with any affiliated interest any property except by contract or arrangement. The contract or arrangement herein is subject to Commission review at the discretion of the Commission, in the same manner as it may review any other public utility and its affiliated interest.

     As explained in the supporting testimony, some utility asset transfers, and other transactions, will occur as part of the proposed Merger. Applicants believe that by requesting the

Commission to approve the Merger as described in the accompanying Testimony and Exhibits and to authorize the transactions contemplated thereby, they have placed before the Commission all transactions requiring Commission approval and not otherwise exempt from Commission approval pursuant to 83 Ill. Adm. Code (S)
310.60 and that further requests for Commission approval would be unnecessary. See MidAmerican, Ill. C.C. No. 94-0439 (May 3, 1995). Accordingly, the Applicants believe that they are in compliance with Sections 7-101(3) and 7-204(b) of the Act.

     C.   TRANSACTIONS BETWEEN CIPS AND OTHER AMEREN AFFILIATES

          1.   PROVISION OF SERVICES

     As indicated above, subsequent to the Merger, Applicants intend to integrate various corporate functions. This could result in varying arrangements, such as in CIPS and UE providing services to each other and other affiliates, or in a service company providing services to the Ameren companies.

     Applicants have prepared a form contract of a services agreement (the "General Services Agreement"), which accompanies Mr. Mill's testimony. Applicants intend to file such an agreement with the SEC for its approval. Under PUHCA, the SEC has jurisdiction over affiliated interest transactions of public utility affiliates of a registered holding company. PUHCA and the SEC's rules generally require that such public utility affiliates provide services to each other at cost. Applicants request that the Commission find that the principles reflected in the General Services Agreement are reasonable and in the public interest.

     In its Order on Reopening in Docket No. 86-0256, the proceeding in which the Commission approved the formation of CIPS's holding company parent, the Commission approved certain accounting procedures and found that each of CIPS' affiliates should pay to CIPS an annual compensatory payment equal to five percent of the dollar amount of "direct transactions" between CIPS and that affiliate. In this context, the Commission defined affiliate to include "only [CIPSCO] and any non-utility company a majority of whose stock is owned by [CIPSCO]." Order on Reopening, p. 16. Applicants also request that, in recognition of the new arrangements which will be required by the Merger, and which will be subject to SEC approval, the Commission terminate the accounting and allocation procedures it approved in Docket 86-0256, effective upon consummation of the Merger.

          2.   SYSTEM SUPPORT AGREEMENT

     As discussed above, upon consummation of the Merger, CIPS will succeed to UE's electric and gas utility business in Illinois. UE's present Illinois electric customers are served from UE's electric generating capacity. To permit CIPS to absorb the load represented by former UE customers in Illinois, CIPS and UE will enter into a System Support Agreement. Under that Agreement, UE will provide CIPS with the amount of capacity presently allocated by UE to its Illinois electric operations.

     The System Support Agreement, which is discussed in detail in Mr. Mill's testimony, requires the approval of, and will be filed with, FERC. Additionally, Applicants request that this

Commission make a finding that CIPS' entry into the agreement is prudent and reasonable, and consent thereto.

          3.   JOINT DISPATCH AGREEMENT

     CIPS and UE also intend to enter into a Joint Dispatch Agreement, pursuant to which CIPS and UE will operate their combined generation and transmission facilities as a single control area. The Joint Dispatch Agreement will be filed with FERC. Applicants request that the Commission make a finding that CIPS' entry into a Joint Dispatch Agreement with UE is prudent and reasonable, and consent thereto.

VI.  REQUEST FOR APPROVAL OF CAPITALIZATION PURSUANT TO SECTION 6-103

     Section 6-103 provides that, in any reorganization of a public utility, the amount of capitalization of the public utility, including all stocks and stock certificates and bonds, notes and other evidences of indebtedness, shall be as authorized by the Commission. The capital structure and forecasted capital requirements of CIPS (the surviving Illinois public utility) immediately prior and subsequent to effectuation of the Merger are discussed by Mr. Nelson in his Testimony. Applicants request that the Commission approve CIPS' capitalization.

VII. CERTIFICATES OF PUBLIC CONVENIENCE AND NECESSITY AND FRANCHISES

     A. REQUEST, PURSUANT TO SECTION 8-508, TO AUTHORIZE UE TO DISCONTINUE PROVIDING RETAIL ELECTRIC AND GAS SERVICE IN THE STATE OF ILLINOIS

     Except for certain transactions involving political subdivisions or municipalities, Section 8-508 prohibits a public utility from abandoning or discontinuing any service without the approval of the Commission. As described in this Application and the supporting Testimony and Exhibits, upon consummation of the Merger, UE's Illinois utility operations and assets (other than certain electric generating and transmission plant) will be transferred to CIPS, and CIPS will provide electric and gas service to the customers in Illinois who received such service from UE immediately prior to the consummation of the Merger. At such time, CIPS will commence providing service to those customers subject to essentially the same rates, terms and conditions as offered by UE until such rates, terms and conditions are changed by CIPS in accordance with the Act. The new Illinois customers of CIPS will continue to receive adequate, reliable, efficient, safe and least-cost public utility service after the Merger. Consequently, the Applicants request, pursuant to Section 8-508, that the Commission permit UE to discontinue service to its retail Illinois electric and gas customers, subject to consummation of the proposed Merger.

     B. REQUEST OF THE APPLICANTS FOR TRANSFER OF CERTIFICATES OF PUBLIC CONVENIENCE AND NECESSITY ISSUED PURSUANT TO SECTION 8-406

     Section 8-406 of the Act governs certificates of public convenience and necessity. Section 8-406(e) further provides that any authorization or order granted to a public utility by the Commission under the Electric Supplier Act, 220 ILCS 30/1, et seq., shall be deemed to be a certificate of public convenience and necessity issued pursuant to Section 8-406.

     UE holds numerous certificates of public convenience and necessity issued pursuant to, or deemed to have been issued pursuant to, Section 8-406. Therefore, Applicants request that the Commission, upon finding that the conditions exist for approval of the Merger pursuant to Sections 7-102 and 7-204 and authorizing the Merger pursuant to such Sections, also authorize the general transfer to CIPS of the certificates of public convenience and necessity granted, or deemed to be granted, to UE pursuant to
Section 8-406, without requiring specific identification of each such certificate.

     C.   REQUEST FOR APPROVAL OF TRANSFER OF FRANCHISES

     Section 7-203 of the Act requires the Commission's approval of the assignment or transfer of any "franchise, license, permit or right to own, operate, manage or control any public utility." As discussed above, CIPS will succeed to UE's electric and gas utility business in Illinois. Applicants request that the Commission approve the transfer to CIPS of the franchises and other similar rights which UE currently holds in Illinois, effective as of closing of the Merger.

     D.   FINDING REGARDING UE'S STATUS UNDER THE ACT

     Upon transfer of UE's electric and gas distribution assets, operations, franchises and certificates to CIPS, UE will no longer have any retail customers within Illinois. Further, UE will not hold itself out as providing retail electric or gas utility service to the public in Illinois. Accordingly, Applicants request that the Commission find that, effective as of closing of the Merger, UE will not be a public utility within the meaning of Section 3-105 of the Illinois Public Utilities Act. 220 ILCS 5/3-105 (1993).

VIII.  CIPS WILL FILE TARIFFS IN ACCORDANCE WITH SECTION 9-102

       Section 9-102 requires every public utility to file with the Commission schedules showing all rates, charges, classifications, rules and regulations relating to any product, commodity or service provided by the public utility. Upon consummation of the Merger, CIPS will adopt essentially the same rates, charges, classifications, rules and regulations relating to electric and gas service as UE had in effect prior to consummation of the Merger for service provided by CIPS to the customers in the former UE Illinois service territory. The new CIPS tariffs for service to that service territory are discussed in Mr. Mill's testimony and will be filed with the Commission pursuant to Sections 9-102, 9-103 and 9-201. These tariffs will continue in effect until changed pursuant to the Act and the rules promulgated thereunder.

       Due to the exigencies of implementing the Merger upon receiving all requisite shareholder and regulatory approvals, CIPS anticipates filing its tariffs with the Commission less than 45 days before consummating the Merger. Therefore, CIPS requests the Commission to exercise its authority under Section 9-201 to waive the 45 day notice requirement for the filing of tariffs and to include in the order approving the Merger a provision authorizing CIPS to file its tariffs as proposed herein not less than five days prior to consummating the Merger, such date of consummating the Merger being the effective date of the tariffs. See MidAmerican, Docket 94-0439 (May 3, 1995).

IX.    REGULATORY TREATMENT OF MERGER-RELATED COSTS AND SAVINGS

       CIPS intends to file new electric base rates applicable to its present service territory no later than 12 months after closing of the Merger, and possibly as early as mid-1996. The rate filing will include an alternative regulation plan and a proposal for reflecting in rates the effect of the Merger, including cost savings, the costs to achieve those savings, transaction costs and the merger premium. Specifically, CIPS intends to propose that, over the first ten years following the Merger, Merger-related savings, net of the costs to achieve, transaction costs and merger premium, be shared equally between the shareholders and ratepayers. All Merger-related savings after that ten year period would accrue to the sole benefit of the ratepayers. The proposal is discussed in detail in the testimony of Mr. Rainwater. Applicants request that the Commission find that this proposed treatment of the Merger-related costs and cost savings is reasonable, and should be reflected in the alternative regulation plan filed by CIPS.

X.     DISPOSITION OF NUCLEAR DECOMMISSIONING TRUST

       UE's rates in Illinois, as well as its wholesale rates and its rates in Missouri, recognize nuclear decommissioning expenses. The amounts reflected in cost of service are deposited quarterly in an external qualified trust. UE also maintains a non-qualified trust, subject to this Commission's jurisdiction under
Section 8-508.1 of the Act. The amount collected by UE annually from Illinois ratepayers is $355,000, and, as of June 30, 1995, a total of $5.7 million is held in the Illinois subaccount of the external qualified trust. No funds are held in the non-qualified trust.

       As discussed above, once the Merger is consummated, UE will no longer have an Illinois retail electric jurisdiction. Since the IRS requires that contributions into a qualified trust must be included in the contributing jurisdiction's cost of service, UE will no longer be able to place the annual contribution from Illinois customers into the qualified trust.

       As also discussed above, UE and CIPS propose to enter into a System Support Agreement. That agreement provides, inter alia, for the payment by CIPS to UE of nuclear decommissioning costs, which would be contributed to the qualified trust quarterly in the FERC subaccount, because the System Support Agreement is FERC jurisdictional.

       Applicants request that, to the extent required by Section 8-508.1 of the Act, the Commission authorize transfer of the balance of funds in the Illinois subaccount, as of the date of the Merger, to the FERC subaccount in connection with the UE-CIPS asset transfer. As discussed in Mr. Jerre Birdsong's testimony, such a transfer of funds is reasonable and in the public interest.

XI.    CONCLUSION

       For the reasons stated above, Applicants respectfully request the Commission to issue an order approving this Application. Specifically, Applicants request the Commission to issue an order as follows:

          A. Pursuant to Section 7-102, authorizing CIPSCO to merge with Ameren, and UE to merge with Arch Merger, Inc., with Ameren becoming the holding company parent of UE and CIPS, and CIPS acquiring UE's Illinois assets (other than electric generation and transmission assets) and succeeding to UE's Illinois public utility business, all as set forth herein;

          B. Pursuant to Section 7-204, authorizing UE, CIPS and CIPSCO to reorganize as set forth in this Application;

          C. Pursuant to Sections 7-101, 7-102 and 7-204A, authorizing CIPS to engage in transactions with affiliated interests as set forth in this Application;

          D. Finding that the cost allocation principles reflected in the General Services Agreement are reasonable;

          E. Finding that CIPS' entry into System Support Agreement is prudent and reasonable and consenting thereto;

          F. Finding that CIPS' entry into the Joint Dispatch Agreement is prudent and reasonable and consenting thereto;

          G. Pursuant to Section 6-103, approving the Merger capitalization of CIPS, as set forth herein;

          H. Pursuant to Section 8-508, authorizing UE to discontinue providing retail electric and gas service in the State of Illinois as of the date of closing of the proposed Merger;

          I. Pursuant to Section 8-406, generally transferring to CIPS all certificates of public convenience and necessity issued by the Commission pursuant to Section 8-406, or any similar provision of predecessor statutes, to UE;

          J. Pursuant to Section 7-203, transferring to CIPS all Illinois franchises, licenses, permits or rights held by UE at the effective time of the Merger;

          K. Finding that, upon UE's discontinuance of retail electric and gas service in Illinois, UE shall cease to be a public utility within
       Section 3-105 of the Act;

          L. Pursuant to Section 9-201, waiving the 45 day notice requirement for the filing of the initial CIPS tariffs and authorizing CIPS to file such tariffs not less than five days prior to the effective time of the Merger which time shall be the effective time of the tariffs;

          M. Finding that it is appropriate for CIPS to propose an alternative regulation plan that would share between shareholders and ratepayers, over a ten year period, Merger-related savings, net of costs to achieve, transaction costs and the merger premium;

          N. Terminating the conditions for transactions among CIPS and its affiliates in Docket 86-0256, effective upon consummation of the Merger;

          O. To the extent required by Section 8-508.1, approving the transfer of funds in the Illinois subaccount of UE's nuclear decommissioning qualified external trust to the FERC subaccount of that same trust; and

          P. Authorizing Applicants' performance of such other and further actions or transactions which are not contrary to the Act or the rules of the Commission, or inconsistent with this Application, as may be necessary and appropriate to carry out the actions and transactions proposed by this Application.

                            Respectfully submitted,


   CENTRAL ILLINOIS PUBLIC              UNION ELECTRIC COMPANY
     SERVICE COMPANY
   CIPSCO INCORPORATED

    /s/ Christopher W. Flynn             /s/ Joseph H. Raybuck
By:_____________________________     By:_________________________
   David J. Rosso                       Joseph H. Raybuck
   Christopher W. Flynn                 Steven R. Sullivan
   Thomas D. Brooks                     Union Electric Company
   Jones, Day, Reavis & Pogue           1901 Chouteau Avenue
   77 West Wacker                       P.O. Box 149
   Suite 3500                           St. Louis, Missouri  63166
   Chicago, Illinois  60606-1692

   Attorneys for Central Illinois       Attorneys for Union
     Public Service Company and           Electric Company
     CIPSCO, Incorporated